People's Credit Card Master Trust

          Independent Accountants' Report on Management's Report on the
           Internal Control Structure Over Financial Reporting for the
                      Credit Card Division of People's Bank

                          Year ended December 31, 1996


                         Independent Accountants' Report

People's Bank
850 Main Street
Bridgeport, Connecticut 06604

Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

Gentlemen:

We have examined the assertion made by the management of People's Bank ("People's") that the credit card division of People's, inclusive of the servicing of People's Bank Credit Card Master Trust, maintained an internal control structure over financial reporting as of December 31, 1996 that was sufficient for the prevention and detection of errors and irregularities in amounts that would be material to the consolidated financial statements of People's included in the accompanying management report entitled Management Report on the Internal Control Structure Over Financial Reporting for the Credit Card Division of People's Bank.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the credit card division of People's maintained an internal control structure over financial reporting as of December 31, 1996 that was sufficient for the prevention and detection of errors and irregularities in amounts that would be material to the consolidated financial statements of People's is fairly stated, in all material respects, based upon criteria described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ KPMG Peat Marwick LLP
March 20, 1997